Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Fortress Transportation and Infrastructure Investors LLC and to the incorporation by reference therein of our reports dated February 28, 2020, with respect to the consolidated financial statements of Fortress Transportation and Infrastructure Investors LLC, and the effectiveness of internal control over financial reporting of Fortress Transportation and Infrastructure Investors LLC,  included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
February 28, 2020